Exhibit 99.2

Investor Relations Update
July 26, 2018
General Overview

●	Revenue - The company expects its third quarter total revenue per available seat mile (TRASM) to be up approximately 1.0 to 3.0 percent year-over-year.

●
Fuel - Based on the July 18, 2018 forward curve, the company expects to pay an average of between $2.22 and $2.27 per gallon of consolidated jet fuel (including taxes) in the third quarter. Forecasted volume and fuel prices are provided in the following pages.

●
CASM - Due to better than expected efficiencies from its One Airline cost initiative, the company now expects consolidated CASM excluding fuel and special items to be up approximately 1.5 percent[1] in 2018, compared to previous guidance of up approximately 2.0 percent. Third quarter consolidated CASM excluding fuel and special items is now expected to be up approximately 1.0 percent[1] year-over-year, down 0.5 points from previous guidance.

The company expects its 2019 and 2020 CASM excluding fuel, special items and new labor agreements each to be up approximately 1.0 to 2.0 percent year-over-year. The company will provide further updates on its 2019 and 2020 CASM expectations in the fall following its annual planning process.

●
Capacity - In light of the current fuel price environment, the company has reduced its planned capacity growth rate for the remainder of 2018, including a 0.6 percentage point reduction in the third quarter and a 1.0 point reduction in the fourth quarter from previous guidance. Following these changes, the company now expects its third quarter system capacity to be up approximately 3.3 percent year-over-year and fourth quarter to be up approximately 1.6 percent on a year-over-year basis.

Full year 2018 total system capacity is now expected to be up 2.2 percent year-over-year. Domestic capacity is expected to be up approximately 2.5 percent year-over-year and international capacity is expected to be up approximately 1.5 percent year-over-year.

●
Liquidity - As of June 30, 2018, the company had approximately $7.2 billion in total available liquidity, comprised of unrestricted cash and investments of $4.7 billion and $2.5 billion in undrawn revolver capacity. The company also had a restricted cash position of $183 million.

●
Capital Expenditures - The company expects to spend $3.7 billion in capex in 2018, including $1.9 billion in aircraft and $1.8 billion in non-aircraft capex. Following the agreement to defer 22 A321neo aircraft outlined in the following pages, as well as the order for additional large regional jets announced on May 3, 2018, the company now expects aircraft capex spend of $2.9 billion in 2019 and $1.2 billion in 2020, compared to the previous guidance of $2.5 billion in 2019 and $1.7 billion in 2020. The company’s non-aircraft capex guidance of $1.8 billion in 2019 and $1.6 billion in 2020 remains unchanged.

●
Taxes - As of December 31, 2017, the company had approximately $10.0 billion of federal net operating losses (NOLs) and $3.4 billion of state NOLs, substantially all of which are expected to be available in 2018 to reduce future federal and state taxable income. The company expects to recognize a provision for income taxes in 2018 at an effective rate of approximately 24 percent, which will be substantially non-cash.

●
Pre-tax Margin and EPS - Based on the assumptions outlined above, the company presently expects its third quarter pre-tax margin excluding special items to be approximately 5.0 to 7.0 percent[1] and the company now expects to report full year 2018 earnings per diluted share excluding special items of between $4.50 and $5.00[1].

Notes:

1.	The company is unable to reconcile certain forward-looking projections to GAAP as the nature or amount of special items cannot be determined at this time.

Please refer to the footnotes and the forward looking statements page of this document for additional information

Financial Update
July 26, 2018
Financial Comments

•	All operating expenses are presented on a consolidated basis.

	1Q18A	2Q18A	3Q18E	4Q18E	FY18E2
Consolidated Guidance[1]
Available Seat Miles (ASMs) (bil)	65.8	72.9	~75.5	~68.4	~282.6
Cargo Revenues ($ mil)[3]	227	261	~255	~265	~1,008
Other Revenues ($ mil)[3]	694	708	~690	~695	~2,787
Average Fuel Price (incl. taxes) ($/gal) (as of 7/18/2018)	2.10	2.24	2.22 to 2.27	2.18 to 2.23	2.18 to 2.23
Fuel Gallons Consumed (mil)	1,030	1,147	~1,194	~1,086	~4,457
CASM ex fuel and special items (YOY % change)[4]	11.57	10.83	0% to +2%	-1% to +1%	+0.5% to +2.5%
Interest Income ($ mil)	(25)	(30)	~(27)	~(25)	~(107)
Interest Expense ($ mil)	265	266	~261	~262	~1,054
Other Non-Operating (Income)/Expense ($ mil)[5]	(82)	(57)	~(76)	~(75)	~(289)

CAPEX Guidance ($ mil) Inflow/(Outflow)
Non-Aircraft CAPEX	(386)	(417)	~(498)	~(498)	~(1,800)
Gross Aircraft CAPEX & net PDPs	(393)	(535)	~(566)	~(455)	~(1,949)
Assumed Aircraft Financing	210	301	~638	~436	~1,585
Net Aircraft CAPEX & PDPs[2]	(183)	(233)	~71	~(20)	~(365)
Notes:

1.
Includes guidance on certain non-GAAP measures, which exclude special items. The company is unable to reconcile certain forward-looking projections to GAAP as the nature or amount of special items cannot be determined at this time. Please see the GAAP to non-GAAP reconciliation at the end of this document.

2.	Numbers may not recalculate due to rounding.
3.	Cargo/Other revenue includes cargo revenue, loyalty program revenue, and contract services.
4.	CASM ex fuel and special items is a non-GAAP financial measure.
5.
Other Non-Operating (Income)/Expense primarily includes non-service related pension and retiree medical benefit income/costs, gains and losses from foreign currency, and income/loss from the company’s approximate 25% ownership interest in Republic Airways Holdings Inc.

Please refer to the footnotes and the forward looking statements page of this document for additional information

Fleet Update
July 26, 2018
Fleet Comments

•
The company recently agreed with Airbus to defer the delivery of 22 A321neos that were scheduled to arrive between 2019 and 2021 for delivery starting in 2024. In addition, on May 3, 2018, the company announced an order for 30 large regional jets, comprised of 15 E175 aircraft and 15 CRJ900 aircraft for delivery in 2019 and 2020. These deliveries will be offset in part by the retirement of certain CRJ200 aircraft.

•
In 2018, the company expects to take delivery of 25 mainline aircraft comprised of 16 B738 MAX aircraft, 6 B789 aircraft and 3 used A319 aircraft. The company also expects to retire 19 MD80 mainline aircraft.

•
In 2018, the company expects to reduce the regional fleet count by a net of 4 aircraft, resulting from the addition of 9 CRJ700 aircraft and 6 E175 aircraft and the activation of 28 ERJ140 aircraft from temporary storage, as well as the reduction of 33 CRJ200 aircraft, 3 Dash 8-100 aircraft and 11 Dash 8-300 aircraft.

	Active Mainline Year Ending Fleet Count					Active Regional Year Ending Fleet Count[1]
	2017A	2018E	2019E	2020E		2017A	2018E	2019E	2020E
A319	125	128	133	133	CRJ200	68	35	21	21
A320	48	48	48	48	CRJ700	110	119	113	113
A321	219	219	219	219	CRJ900	118	118	132	133
A321neo	—	—	17	32	DASH 8-100	3	—	—	—
A332	15	15	15	15	DASH 8-300	11	—	—	—
A333	9	9	9	9	E175	148	154	174	174
B738	304	304	304	299	ERJ140	21	49	49	49
B738 MAX	4	20	40	50	ERJ145	118	118	118	118
B757	34	34	24	24		597	593	607	608
B763	24	24	18	5
B772	47	47	47	47
B773	20	20	20	20
B788	20	20	20	32
B789	14	20	22	22
E190	20	20	14	—
MD80	45	26	—	—
	948	954	950	955

Notes:

1.	At the end of the second quarter, the company had 10 ERJ140 regional aircraft in temporary storage, which are not included in the active regional ending fleet count.

Please refer to the footnotes and the forward looking statements page of this document for additional information

Shares Outstanding
July 26, 2018
Shares Outstanding Comments

•	The estimated weighted average shares outstanding for 2018 are listed below.

•
On April 25, 2018, the company’s Board authorized a new $2.0 billion share repurchase program to expire by the end of 2020. This brings the total amount authorized for share repurchase programs to $13.0 billion since the merger. All previous repurchase programs had been fully expended as of March 31, 2018.

•
In the second quarter of 2018, the company repurchased 8.2 million shares at a cost of $350 million. Including share repurchases, shares withheld to cover taxes associated with employee equity awards and share distributions, and the cash extinguishment of convertible debt, the company’s share count has dropped 39 percent from 756.1 million shares at merger close to 460.5 million shares outstanding on June 30, 2018.

2018 Shares Outstanding (shares mil)[1]
	Shares
For Q3	Basic	Diluted
Earnings	461	462
Net loss	461	461

	Shares
For Q4	Basic	Diluted
Earnings	461	462
Net loss	461	461

	Shares
For FY 2018 Average	Basic	Diluted
Earnings	464	466
Net loss	464	464
Notes:

1.
Shares outstanding are based upon several estimates and assumptions, including average per share stock price and stock award activity and does not assume any future share repurchases. The number of shares in actual calculations of earnings per share will likely be different from those set forth above.

Please refer to the footnotes and the forward looking statements page of this document for additional information

GAAP to Non-GAAP Reconciliation
July 26, 2018
The company sometimes uses financial measures that are derived from the consolidated financial statements but that are not presented in accordance with GAAP to understand and evaluate its current operating performance and to allow for period-to-period comparisons. The company believes these non-GAAP financial measures may also provide useful information to investors and others. These non-GAAP measures may not be comparable to similarly titled non-GAAP measures of other companies, and should be considered in addition to, and not as a substitute for or superior to, any measure of performance, cash flow or liquidity prepared in accordance with GAAP. The company is providing a reconciliation of reported non-GAAP financial measures to their comparable financial measures on a GAAP basis. The table below presents the reconciliation of total operating costs (GAAP measure) to total operating costs excluding special items and fuel (non-GAAP measure). Management uses total operating costs excluding special items and fuel to evaluate the company's current operating performance and for period-to-period comparisons. The price of fuel, over which the company has no control, impacts the comparability of period-to-period financial performance. Additionally, special items may vary from period-to-period in nature and amount. These adjustments to exclude aircraft fuel and special items allow management an additional tool to better understand and analyze the company’s non-fuel costs and core operating performance. Additionally, the table below presents the reconciliation of other non-operating expense (GAAP measure) to other non-operating expense excluding special items (non-GAAP measure). Management uses this non-GAAP financial measure to evaluate the company’s current performance and to allow for period-to-period comparisons. As special items may vary from period-to-period in nature and amount, the adjustment to exclude special items allows management an additional tool to better understand the company’s core operating performance.

	American Airlines Group Inc. GAAP to Non-GAAP Reconciliation ($ mil except ASM and CASM data)
	1Q18	2Q18	3Q18 Range		4Q18 Range		FY18 Range
	Actual	Actual	Low	High	Low	High	Low	High
Consolidated[1]
Consolidated operating expenses	$9,970	$10,615	$10,586	$10,804	$10,046	$10,256	$41,052	$41,782
Less fuel expense	2,161	2,568	2,651	2,710	2,367	2,422	9,747	9,861
Less special items	195	152	—	—	—	—	347	347
Consolidated operating expense excluding fuel and special items	7,614	7,895	7,935	8,094	7,679	7,834	30,957	31,573

Consolidated CASM (cts)	15.15	14.56	14.02	14.31	14.69	14.99	14.53	14.78

Consolidated CASM excluding fuel and special items (Non-GAAP) (cts)	11.57	10.83	10.51	10.72	11.23	11.45	10.95	11.17
YOY (%)	2.8%	2.4%	0.0%	2.0%	-1.0%	1.0%	0.5%	2.5%

Consolidated ASMs (bil)	65.8	72.9	75.5	75.5	68.4	68.4	282.6	282.6

Other non-operating (income)/expense[1]
Other non-operating (income)/expense	$(82)	$23	$(76)	$(76)	$(75)	$(75)	$(210)	$(210)
Less special items	—	80	—	—	—	—	80	80
Other non-operating (income)/expense excluding special items	(82)	(57)	(76)	(76)	(75)	(75)	(290)	(290)

Notes:	Amounts may not recalculate due to rounding.
1.
Certain of the guidance provided excludes special items. The company is unable to fully reconcile such forward-looking guidance to the corresponding GAAP measure because the full nature and amount of the special items cannot be determined at this time. Special items for this period may include, among others, merger integration expenses and fleet restructuring expenses.

Please refer to the footnotes and the forward looking statements page of this document for additional information

Forward Looking Statements
July 26, 2018
Cautionary Statement Regarding Forward-Looking Statements
This document includes forward-looking statements within the meaning of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” “plan,” “project,” “could,” “should,” “would,” “continue,” “seek,” “target,” “guidance,” “outlook,” “if current trends continue,” “optimistic,” “forecast” and other similar words. Such statements include, but are not limited to, statements about future financial and operating results, the company’s plans, objectives, estimates, expectations and intentions, and other statements that are not historical facts. These forward-looking statements are based on the company’s current objectives, beliefs and expectations, and they are subject to significant risks and uncertainties that may cause actual results and financial position and timing of certain events to differ materially from the information in the forward-looking statements. These risks and uncertainties include, but are not limited to, those set forth in the company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2018 (especially in Part I, Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations, and Part II, Item 1A. Risk Factors) and other risks and uncertainties listed from time to time in the company’s other filings with the Securities and Exchange Commission. There may be other factors of which the company is not currently aware that may affect matters discussed in the forward-looking statements and may also cause actual results to differ materially from those discussed. The company does not assume any obligation to publicly update or supplement any forward-looking statement to reflect actual results, changes in assumptions or changes in other factors affecting these forward-looking statements other than as required by law. Any forward-looking statements speak only as of the date hereof or as of the dates indicated in the statements.

Please refer to the footnotes and the forward looking statements page of this document for additional information